Exhibit 99.1

ODNB Financial Corporation Reports
Third Quarter 2026 Financial Results

ODNB delivers strong net interest income growth as an improved deposit mix and lower total cost of deposits drive further net interest margin expansion

TYSONS CORNER, Va., October 29, 2026 – ODNB Financial Corporation (“ODNB” or the “Company”), the holding company for Old Dominion National Bank (the “Bank”) and its Centre 1st Bank division (“Centre 1st Bank”), reported financial results for the quarter ended September 30, 2026.

“ODNB delivered strong operating performance in the third quarter, highlighted by continued net interest margin expansion, double-digit growth in net interest income, improved operating efficiency, and continued growth in book value per share,” said Chairman and Chief Executive Officer Mark Merrill. “Our relationship-based banking model continues to generate meaningful growth across loans, deposits and fee-based businesses while maintaining strong capital and liquidity. As we move through the fourth quarter, we remain focused on serving our clients, executing our organic growth strategy, and preparing for the successful completion of our strategic merger with National Capital Bancorp, Inc.”

Selected Third Quarter 2026 Highlights

•	Strong Year-to-Date Earnings – Net income was $1.7 million for the third quarter of 2026 and $7.0 million for the nine months ended September 30, 2026, an increase of 18.3% from $5.9 million for the nine months ended September 30, 2025. Adjusted operating earnings(+), excluding merger expenses, was $3.2 million for the third quarter of 2026 and $9.1 million for the nine months ended September 30, 2026.

•	Continued Margin Expansion – Net interest margin (“NIM”) expanded to 3.10% in the third quarter of 2026, compared to 2.92% in the prior quarter and 2.84% in the third quarter of 2025. For the nine months ended September 30, 2026, NIM increased to 2.95%, compared to 2.75% for the prior-year period.

•	Strong Net Interest Income Growth – Net interest income increased to $13.0 million in the third quarter of 2026, up 10.5% from the prior quarter and 27.3% from the third quarter of 2025. For the nine months ended September 30, 2026, net interest income increased 23.8% to $35.6 million compared to $28.7 million for the prior-year period.

•	Valuable Core Deposit Franchise – Total deposits were $1.44 billion at September 30, 2026, increasing $196.3 million, or 15.8%, from September 30, 2025. Deposit mix continued to improve year-over-year as time deposits declined $117.9 million, or 30.6%, while non-interest bearing demand, NOW and interest-bearing demand, and money market and savings deposits increased $54.2 million, $122.8 million, and $137.2 million, respectively. Non-interest bearing demand deposits totaled $340.2 million and represented 23.7% of total deposits at September 30, 2026.

•	Disciplined Loan Growth – Gross loans totaled $1.40 billion at September 30, 2026, increasing $36.7 million, or 10.7% annualized, during the quarter and $134.5 million, or 10.6%, from September 30, 2025.

•	Improved Operating Efficiency – The efficiency ratio improved to 66.65% in the third quarter of 2026, compared to 68.48% in the prior quarter and 71.26% in the third quarter of 2025. The adjusted operating efficiency ratio(+), excluding merger expenses, improved to 57.85% in the third quarter of 2026, compared to 63.46% in the prior quarter and 71.26% in the third quarter of 2025.

•	Stable Asset Quality – Nonaccrual loans totaled $12.3 million, or 0.88% of total gross loans, at September 30, 2026, compared to $11.6 million, or 0.85%, at June 30, 2026, and $13.8 million, or 1.09%, at September 30, 2025.

•	Book Value Growth – Book value per share increased to $13.20 at September 30, 2026, compared to $13.13 at June 30, 2026 and $12.36 at September 30, 2025. Tangible book value per share(+) increased to $13.20 at September 30, 2026, compared to $13.13 at June 30, 2026 and $12.36 at September 30, 2025. Tangible book value per share, excluding accumulated other comprehensive income (“AOCI”)(+), increased to $13.61 at September 30, 2026, compared to $13.44 at June 30, 2026 and $12.68 at September 30, 2025.

•	Well-Capitalized Balance Sheet – The Bank’s regulatory capital ratios remained well above levels required to be considered "well capitalized," with a Tier 1 leverage ratio of 11.55%, Tier 1 risk-based capital ratio of 13.80%, and total risk-based capital ratio of 14.74% at September 30, 2026. The Company’s equity to assets ratio was 8.68% at September 30, 2026.

•	Strategic Merger with National Capital Bancorp, Inc. – ODNB and National Capital Bancorp, Inc. (“NACB”) announced a definitive merger agreement on June 15, 2026. The transaction is expected to create a larger community bank with approximately $2.6 billion in total assets. The Company continues to prepare for the transaction’s anticipated completion in the fourth quarter of 2026, subject to the receipt of requisite shareholder approvals and other customary closing conditions. As previously announced, the transaction has received approval from the Office of the Comptroller of the Currency and non-objection to the request for a waiver of the approval requirements from the Federal Reserve Bank of Richmond. On October 28, 2026, the transaction received approval from the Bureau of Financial Institutions of the Virginia State Corporation Commission, and therefore, the parties have received all required regulatory approvals to complete the transaction.

Operating Results

Net income was $1.7 million for the third quarter of 2026, compared to $1.6 million in the prior quarter and $2.2 million in the third quarter of 2025. For the nine months ended September 30, 2026, net income was $7.0 million, increasing 18.3% from $5.9 million for the prior-year period. Adjusted operating earnings(+), excluding $1.3 million and $1.9 million of merger expenses incurred during the third quarter and first nine months of 2026, respectively, was $3.2 million for the third quarter of 2026 and $9.1 million for the nine months ended September 30, 2026.

Net interest income totaled $13.0 million in the third quarter of 2026, increasing 10.5% from $11.7 million in the prior quarter and 27.3% from $10.2 million in the third quarter of 2025. For the nine months ended September 30, 2026, net interest income increased 23.8% to $35.6 million, compared to $28.7 million for the prior-year period. Growth in net interest income from the prior quarter reflected higher loan income and higher income from interest-bearing deposits and federal funds sold, while total interest expense was essentially flat from the prior quarter.

Net interest margin expanded to 3.10% in the third quarter of 2026, compared to 2.92% in the prior quarter and 2.84% in the third quarter of 2025. Deposit interest expense declined slightly from the prior quarter even as the Company maintained a strong deposit base during a period of rising market interest rates. For the nine months ended September 30, 2026, net interest margin increased to 2.95% from 2.75% for the prior-year period.

Provision expense was $2.0 million in the third quarter of 2026, compared to $2.0 million in the prior quarter and $375 thousand in the third quarter of 2025. For the nine months ended September 30, 2026, provision expense totaled $3.4 million, compared to $1.1 million for the prior-year period. During September 2026, the Company recorded a partial charge-off of approximately $1.4 million on a nonperforming loan and recognized a provision expense in the allowance for credit losses. The allowance for credit losses totaled $13.0 million, or 0.93% of total gross loans, at September 30, 2026, compared to $12.4 million, or 0.91%, at June 30, 2026, and $12.3 million, or 0.97%, at September 30, 2025.

Non-interest income totaled $1.2 million in the third quarter of 2026, relatively unchanged from the prior quarter and up 40.2% from $889 thousand in the third quarter of 2025. The year-over-year increase reflected higher service charges on deposit accounts and other service charges, gain on sale of loans, bank-owned life insurance income, wealth income, and other income. For the nine months ended September 30, 2026, non-interest income increased 52.4% to $3.5 million from $2.3 million in the prior-year period.

Non-interest expense totaled $9.5 million in the third quarter of 2026, compared to $8.9 million in the prior quarter and $7.9 million in the third quarter of 2025. The third quarter of 2026 included $1.3 million in merger expenses. Excluding these merger expenses, adjusted non-interest expense(+) was $8.2 million, essentially flat from the prior quarter. The year-over-year increase in reported non-interest expense primarily reflected merger expenses, higher salaries and employee benefits, occupancy and equipment expense, data processing expense, franchise taxes and other operating expense, partially offset by a reduction in FDIC assessment expense and professional services expense.

Improved operating leverage drove further efficiency gains, resulting in an efficiency ratio of 66.65%, compared to 68.48% in the prior quarter and 71.26% in the prior-year period and an adjusted efficiency ratio(+) of 57.85%, compared to 63.46% in the prior quarter and 71.26% in the prior-year period.

Financial Condition

Total assets were $1.74 billion at September 30, 2026, compared to $1.80 billion at June 30, 2026 and $1.51 billion at September 30, 2025. The decrease from the prior quarter primarily reflected lower cash and cash equivalents, partially offset by continued loan growth and higher investment securities available for sale, while the year-over-year increase was primarily attributable to growth in loans and cash and cash equivalents.

Gross loans totaled $1.40 billion at September 30, 2026, increasing 2.7% from $1.37 billion at June 30, 2026 and 10.6% from $1.27 billion at September 30, 2025. Loan growth during the quarter was diversified across the portfolio, with increases in all major loan categories. The Company continues to emphasize high-quality, relationship-based loan growth across its markets while maintaining disciplined underwriting standards.

Total deposits were $1.44 billion at September 30, 2026, compared to $1.49 billion at June 30, 2026 and $1.24 billion at September 30, 2025. Compared to the prior quarter, money market and savings deposits increased $71.7 million while time deposits declined $46.9 million, non-interest bearing demand deposits declined $20.0 million and NOW and interest-bearing demand deposits declined $59.2 million. Compared with the prior-year period, total deposits increased $196.3 million, or 15.8%, while time deposits declined 30.6%. Non-interest bearing demand deposits totaled $340.2 million and represented 23.7% of total deposits at September 30, 2026. The Company reduced its total cost of deposits 46 basis points from 2.93% in the third quarter of 2025 to 2.47% in the current quarter.

The Company maintained substantial on-balance-sheet liquidity at September 30, 2026. Cash and cash equivalents totaled $208.2 million, compared to $302.3 million at June 30, 2026 and $131.3 million at September 30, 2025. Available-for-sale investment securities totaled $62.2 million at September 30, 2026 and were fully unpledged.

Asset Quality and Capital Strength

Asset quality remained stable during the third quarter of 2026. Nonaccrual loans totaled $12.3 million, or 0.88% of total gross loans, at September 30, 2026, compared to $11.6 million, or 0.85%, at June 30, 2026 and $13.8 million, or 1.09%, at September 30, 2025.

The allowance for credit losses totaled $13.0 million, or 0.93% of total gross loans, at September 30, 2026, compared to $12.4 million, or 0.91%, at June 30, 2026 and $12.3 million, or 0.97%, at September 30, 2025. Net charge-offs to average loans were 0.33% on an annualized basis for the third quarter of 2026, compared to 0.43% for the second quarter of 2026 and 0.10% for the third quarter of 2025.

The Bank’s regulatory capital ratios remained well above levels required to be considered "well capitalized," with a Tier 1 leverage ratio of 11.55%, a Tier 1 risk-based capital ratio of 13.80%, and a total risk-based capital ratio of 14.74% at September 30, 2026. The Company’s equity-to-assets ratio was 8.68% at September 30, 2026.

Book value per share increased to $13.20 at September 30, 2026, compared to $13.13 at June 30, 2026 and $12.36 at September 30, 2025. Tangible book value per share(+) increased to $13.20 at September 30, 2026, compared to $13.13 at June 30, 2026 and $12.36 at September 30, 2025. Tangible book value per share, excluding AOCI(+), increased to $13.61 at September 30, 2026, compared to $13.44 at June 30, 2026 and $12.68 at September 30, 2025.

(+) These are financial measures not calculated in accordance with generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP financial measures, see the reconciliations provided on page 10.

About ODNB Financial Corporation

ODNB Financial Corporation is the holding company for Old Dominion National Bank, a locally owned community bank serving markets including the Washington, D.C. metropolitan area. The Bank’s executive headquarters is located in the heart of Northern Virginia in Tysons Corner, with full-service branches in Tysons Corner and Leesburg, Virginia, two Albemarle County branches serving communities in Central Virginia and an office in Boca Raton serving customers in South Florida.

Centre 1st Bank, a wholly owned division of Old Dominion National Bank, serves customers in Pennsylvania and New Jersey from offices in State College, Pennsylvania.

ODNB Wealth Management, a wholly owned division of the Bank, serves clients from its office in Haverford, Pennsylvania.

ODNB offers a full range of commercial and consumer financial services, including commercial and industrial lending, commercial real estate financing, residential mortgage lending, deposit services, and wealth management solutions, in the communities it serves. The Company had $1.74 billion in total assets at September 30, 2026.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical facts, but instead represent only the beliefs, expectations, or opinions of ODNB and its management team regarding future events, man of which, by their nature, are inherently uncertain and beyond the control of ODNB. Forward-looking statements may be identified by the use of such words as: “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional terms, such as “will,” “would,” “should,” “could,” “may,” “likely,” “probably,” or “possibly.” These statements may address issues that involve significant risks, uncertainties, estimates, and assumptions made by management, including Mark Merrill’s quotations and statement about ODNB’s pending merger with NACB (the “Proposed transaction”) and expectations with regard to the benefits of the proposed transaction, statements regarding ODNB’s business, financial and operating results, including ODNB’s deposit base and funding, the impact of changes in economic conditions, management’s beliefs regarding ODNB’s liquidity, capital resources, asset quality, loan portfolio, and statements that include other projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. In addition, these forward-looking statements are subject to various risks, uncertainties, estimates, and assumptions with respect to future business strategies and decisions that are subject to change and difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Although ODNB’s management team believes that estimates and assumptions on which forward-looking statements are based are reasonable within the bounds of its existing knowledge of ODNB’s business and operations, such estimates and assumptions are inherently uncertain. As a result, actual results may differ materially from the anticipated results discussed in these forward-looking statements as a result of a variety of factors, many of which are beyond the control of ODNB.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the business of NACB may not be successfully integrated into ODNB or the business of the Bank may not be successfully integrated into National Capital Bank, or such integration may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the proposed transaction may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the proposed transaction, including adverse effects on relationships with employees and customers, may be greater than expected; (4) the possibility that the proposed transaction does not close when expected or at all because shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; (5) the outcome of any legal proceedings that may be instituted against ODNB or NACB; (6) the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between ODNB and NACB; (7) reputational risk and potential adverse reactions of ODNB’s customers, employees or other business partners, including those resulting from the announcement or completion of the proposed transaction; (8) the dilution caused by ODNB’s issuance of additional shares of its capital stock in connection with the proposed transaction; (9) the diversion of management’s attention and time from ongoing business operations and opportunities on merger-related matters; (10) certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; (11) economic, legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which ODNB is engaged; (12) competitive pressures in the banking industry may increase significantly; (13) changes in the interest rate environment may reduce margins and/or the volumes and values of loans made or held as well as the value of other financial assets held; (14) an unforeseen outflow of cash or deposits or an inability to access the capital markets, which could jeopardize ODNB’s overall liquidity or capitalization; (15) changes in the creditworthiness of customers and the possible impairment of the collectability of loans; (16) insufficiency of ODNB’s allowance for credit losses due to market conditions, inflation, changing interest rates or other factors; (17) adverse developments in the financial industry generally, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer and client behavior; (18) general economic conditions, either nationally or regionally, that may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit or other services; (19) unusual and infrequently occurring events, such as weather-related or natural disasters, geopolitical conflicts, acts of war or terrorism, or public health events; (20) cybersecurity threats or attacks, whether directed at ODNB or at vendors or other third parties with which ODNB interacts; (21) the implementation of new technologies, and the ability to develop and maintain reliable electronic systems; (22) changes in business conditions; (23) changes in the securities market; and (24) changes in the local economics with regard to ODNB’s market areas.

These factors are not necessarily all of the factors that could cause ODNB’s actual results, performance or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other factors, including unknown or unpredictable factors, also could harm ODNB’s results. Additional factors that could cause results to differ materially from those described above may be found in the registration statement on Form S-4 (File No. 333-297905) that ODNB filed with the Securities and Exchange Commission (the “SEC”) on July 31, 2026, as amended on September 16, 2026 and October 6, 2026 (the “Registration Statement”), including under the heading “Risk Factors.” Tactual results anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on ODNB or its business or operations. Investors are cautioned not to rely too heavily on any such forward-looking statements. ODNB urges you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by ODNB. Forward-looking statements speak only as of the date they are made and ODNB undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

Use of Non-GAAP Financial Measures

Certain information set forth in this press release refers to financial measures that are determined by methods other than in accordance with GAAP. These non-GAAP financial measures are a supplement to GAAP, which ODNB uses to prepare its financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, ODNB’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies.

The Company uses the non-GAAP financial measures discussed herein in its analysis of its performance. These include adjusted non-interest expense, adjusted operating earnings, adjusted efficiency ratio, tangible book value per share and tangible book value per share excluding accumulated other comprehensive income. Management believes that these non-GAAP financial measures provide additional understanding of ODNB’s ongoing operations, enhance the comparability of ODNB’s results of operations with prior periods and show the effects of significant gains and charges in the periods presented without the impact of items or events that may obscure trends in ODNB’s underlying performance. Specifically, ODNB believes that adjusted non-interest expense, adjusted operating earnings and adjusted efficiency ratio provide important information about the continuing economic results of ODNB’s operations. ODNB believes that tangible book value per share and tangible book value per share excluding accumulated other comprehensive income provides an important metric with which to analyze and evaluate the financial condition and capital strength of ODNB.

Non-GAAP financial measures may be identified with the symbol (+) and may be labeled as adjusted. For a reconciliation of these measures to their most directly comparable GAAP measures, see page 10.

Important Additional Information and Where to Find It

In connection with the proposed merger of ODNB and NACB (the “proposed transaction”), the Company filed with the SEC the Registration Statement to register the shares of ODNB common stock to be issued in connection with the proposed transaction. The Registration Statement includes a joint proxy statement of ODNB and NACB, which also constitutes a prospectus of ODNB. The Registration Statement was declared effective on October 9, 2026, and each of ODNB and NACB commenced mailing the definitive joint proxy statement of ODNB and NACB, which also constitutes a prospectus of ODNB (the “Joint Proxy Statement/Prospectus”) to their respective shareholders on or about October 14, 2026. Each of ODNB and NACB may file with the SEC other relevant documents concerning the proposed transaction.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SHAREHOLDERS OF ODNB AND NACB AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ODNB, NACB, THE PROPOSED TRANSACTION AND RELATED MATTERS. Free copies of the Registration Statement and Joint Proxy Statement/Prospectus, as well as other filings containing information about ODNB and NACB, may be obtained after their filing at the SEC’s website (http://www.sec.gov). In addition, free copies of the Registration Statement and Joint Proxy Statement/Prospectus also may be obtained by directing a request by email or mail to ODNB at shareholders@odnb.bank or 8607 Westwood Center Drive, Suite 400, Tysons Corner, VA 22182, Attention: Investor Relations. These documents also may be obtained by directing a request by mail to NACB at 316 Pennsylvania Avenue, SE, Washington, D.C. 20003, by telephone at 202-851-4483, or by accessing NACB’s website at https://www.nationalcapitalbank.bank under “About Us – Investor Relations.” The information on NACB’s website is not, and shall not be deemed to be, a part of this communication or incorporated into other filings NACB makes with the SEC.

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities of ODNB or NACB or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

Participants in the Solicitation

ODNB, NACB and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the shareholders of ODNB and shareholders of NACB in connection with the proposed transaction. Information about the interests of the directors and executive officers of ODNB and NACB and other persons who may be deemed to be participants in the solicitation of shareholders of ODNB and shareholders of NACB in connection with the proposed transaction and a description of their direct and indirect interests, by security holding or otherwise, is included in the Joint Proxy Statement/Prospectus. Free copies of the Joint Proxy Statement/Prospectus may be obtained as described in the preceding paragraph.

Investor Contact

Mark Merrill

Chairman & Chief Executive Officer

571.299.6942

shareholders@odnb.bank

ODNB FINANCIAL CORPORATION

Consolidated Balance Sheets (Unaudited)

($ in thousands except per share data)

	September 30,	June 30,	September 30,
	2026	2026	2025
ASSETS

Cash and due from banks	$162,412	$222,095	$105,011
Federal funds sold	45,819	80,253	26,285
Cash and cash equivalents	208,231	302,348	131,296
Investment securities available-for-sale, at fair value	62,224	58,809	48,231
Investment securities held-to-maturity, at amortized cost	12,239	12,733	16,709
Restricted equity securities, at cost	11,252	11,248	10,383
Loans held for sale	2,024	1,226	1,431
Gross loans	1,403,855	1,367,188	1,269,403
Allowance for credit losses	(13,013)	(12,435)	(12,307)
Loans, net of allowance for credit losses	1,390,842	1,354,753	1,257,096
Property and equipment, net	2,298	2,212	2,156
Accrued interest receivable	5,788	5,433	5,141
Bank owned life insurance	33,133	32,859	25,006
Other assets	14,117	15,209	13,019
Total assets	$1,742,148	$1,796,830	$1,510,468

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Deposits
Non-interest bearing demand	$340,240	$360,186	$286,035
NOW and interest-bearing demand	401,923	461,161	279,136
Money market and savings	425,433	353,743	288,214
Time deposits	267,978	314,927	385,872
Total deposits	1,435,574	1,490,017	1,239,257

Federal Home Loan Bank advances	95,000	95,000	95,000
Subordinated debt, net	48,417	48,394	23,481
Accrued interest payable	1,645	2,681	2,025
Other liabilities	10,319	10,262	9,233
Total liabilities	1,590,955	1,646,354	1,368,996

Stockholders' Equity
Common stock, $0.25 par value; 20,000,000 shares authorized;	2,864	2,864	2,861
Additional paid-in capital	139,698	139,566	139,024
Retained earnings	13,322	11,585	3,311
Accumulated other comprehensive loss	(4,691)	(3,539)	(3,724)
Total stockholders' equity	151,193	150,476	141,472
Total liabilities and stockholders' equity	$1,742,148	$1,796,830	$1,510,468

Capital Ratios:
Equity to assets	8.68%	8.37%	9.37%
Bank tier one leverage ratio	11.55%	11.75%	11.05%
Bank tier one risk-based capital ratio	13.80%	13.99%	12.61%
Bank total risk-based capital ratio	14.74%	14.92%	13.63%

Asset Quality:
Allowance for credit losses	$13,013	$12,435	$12,307
Allowance for credit losses/total gross loans	0.93%	0.91%	0.97%
Nonaccrual loans	$12,340	$11,627	$13,800
Nonaccrual loans to total gross loans	0.88%	0.85%	1.09%
Net charge-offs/average loans (1)	0.33%	0.43%	0.10%

(1) Annualized net charge-offs

ODNB FINANCIAL CORPORATION

Consolidated Statements of Income (Unaudited)

($ in thousands)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Interest and dividend income
Loans and fees on loans	$20,979	$19,915	$18,954	$60,603	$54,561
Interest bearing deposits and federal funds sold	1,773	1,709	805	4,640	2,396
Investment securities and dividend income	724	623	572	1,899	1,782
Total interest and dividend income	23,476	22,247	20,331	67,142	58,739

Interest expense
Deposits	8,720	8,730	8,799	26,261	26,038
Federal Home Loan Bank advances and other borrowings	929	919	943	2,757	2,775
Subordinated debt	850	851	394	2,537	1,181
Total interest expense	10,499	10,500	10,136	31,555	29,994
Net interest income	12,977	11,747	10,195	35,587	28,745

Provision for credit losses	1,980	2,013	375	3,421	1,067
Net interest income after provision for credit losses	10,997	9,734	9,820	32,166	27,678

Non-interest income
Service charges on deposit accounts and other service charges	282	262	207	717	610
Gain on sale of loans, net	57	33	19	93	63
Bank owned life insurance income	290	273	213	835	612
Wealth income	481	431	362	1,343	827
Other income	136	213	88	545	207
Total non-interest income	1,246	1,212	889	3,533	2,319

Non-interest expense
Salaries and employee benefits	5,215	5,191	4,672	15,458	13,635
Occupancy and equipment	523	519	570	1,605	1,581
Professional services	179	175	237	525	637
Data processing	657	656	619	1,970	1,872
Franchise taxes	466	466	375	1,391	1,124
FDIC assessment	224	218	309	587	910
Merger expenses	1,251	650	-	1,901	-
Other operating expense	964	999	1,116	2,689	2,662
Total non-interest expense	9,479	8,874	7,898	26,126	22,421
Pre-tax income	2,764	2,072	2,811	9,573	7,576
Income tax expense	1,027	497	614	2,580	1,663
Net income	$1,737	$1,575	$2,197	$6,993	$5,913

Performance Ratios:
Net interest margin	3.10%	2.92%	2.84%	2.95%	2.75%
Non-interest income/average assets (1)	0.29%	0.29%	0.24%	0.28%	0.22%
Non-interest expense/average assets (1)	2.21%	2.14%	2.16%	2.10%	2.08%

(1) Annualized non-interest income and non-interest expense for the three and nine months ended

Non-GAAP Reconcilations

($ in thousands, except per share data)

	September 30,	June 30,	September 30,
	2026	2026	2025
Tangible Book Value Per Share Reconcilation
Book value per share	$13.20	$13.13	$12.36
Tangible book value per share	$13.20	$13.13	$12.36
Tangible book value per share excluding AOCI	$13.61	$13.44	$12.68

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Adjusted Operating Earnings Reconcilation
Pre-tax income (GAAP)	$2,764	$2,072	$2,811	$9,573	$7,576
Add: merger expenses	1,251	650	-	1,901	-
Adjusted pre-tax income (non-GAAP)	4,015	2,722	2,811	11,474	7,576
Income tax expense on adjusted income	843	572	614	2,410	1,663
Adjusted operating earnings (non-GAAP)	$3,172	$2,150	$2,197	$9,064	$5,913

Adjusted Efficiency Ratio Reconcilation
Non-interest expense (GAAP)	$9,479	$8,874	$7,898	$26,126	$22,421
Less: merger expenses	1,251	650	-	1,901	-
Adjusted non-interest expense (non-GAAP)	$8,228	$8,224	$7,898	$24,225	$22,421
Net interest income plus non-interest income	14,223	12,959	11,084	39,120	31,064
Efficiency ratio (GAAP)	66.65%	68.48%	71.26%	66.78%	72.18%
Adjusted efficiency ratio (non-GAAP)	57.85%	63.46%	71.26%	61.92%	72.18%